Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Beeline Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock (3) (4)	457(c) and 457(h)	10,704,865	$2.045	$21,891,448.93	$138.10 per $1,000,000	$3,023.21

	Total Offering Amounts					$21,891,448.93		$3,023.21
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$3,023.21

(1)	This Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the Beeline Holdings, Inc. 2025 Equity Incentive Plan (the “Plan” or pursuant to outstanding stock option awards set forth herein as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”)).

(2)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 28, 2025.

(3)	The Registration Statement also includes a reoffer prospectus in accordance with General Instruction C of Form S-8. The reoffer prospectus included herein also includes shares of Common Stock that may be acquired by the directors and executive officers.

(4)	Represents shares of Common Stock available for future grants under the Plan as of the date of this Registration Statement.